Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 29, 2007	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon’s 4Q 2006 Results Cap Strong Year of Organic

Growth in Wireless, Broadband and Business Markets

Verizon Wireless Continues to Lead Its Industry; Verizon Business Again Posts

Revenue Growth; Verizon Telecom Maintains Broadband Growth Momentum

2006 AND 4Q HIGHLIGHTS

Consolidated

•	Diluted earnings per share of $2.12 for the year and 35 cents for the fourth quarter, or $2.54 for the year and 62 cents for the quarter before special items (non-GAAP measure)

•	Annual operating revenues of $88.1 billion, up 26.8 percent from 2005; $23.0 billion in 2006 net cash from continuing operations; $17.1 billion in 2006 capital investments

Wireless

•	2.3 million net customer additions in the fourth quarter — including 2.1 million retail post-paid customers — up 12.7 percent from fourth quarter 2005; 59.1 million total customers, up 15.0 percent from 2005; 56.8 million retail (non-wholesale) customers; 7.8 million increase in retail customer base in 2006, more than any other wireless carrier

•	Continued industry-leading low churn rates (customer turnover) in the fourth quarter; 1.14 percent total churn, 1.10 percent retail churn and 0.89 percent retail post-paid churn in the quarter

•	Largest U.S. wireless company, based on total revenues, for second sequential quarter; total revenues up 16.3 percent from fourth quarter 2005; data revenues doubled year-over-year; EBITDA margin (non-GAAP) of 43.2 percent for the quarter and 44.3 percent for full year, an increase over full-year 2005

Verizon News Release, page 2

•	Total service ARPU and retail service ARPU, which was $50.78, both up year-over-year in the fourth quarter and for the full year

Wireline

•	Year-end total of 7.0 million broadband connections, up 35.7 percent year-over-year, with more than 1.8 million net new broadband connections (FiOS and DSL) added in 2006; 409,000 net new broadband connections at Verizon Telecom in the fourth quarter

•	207,000 FiOS TV customers by year-end, with the service available for sale to 2.4 million premises, nearly doubling the addressable market in one quarter

•	Annual data revenues of $16.1 billion, or 31.6 percent of total annual Wireline revenues

•	Verizon Business revenue trends continue to improve, with third consecutive quarter of sequential revenue growth; full-year MCI merger synergies at $600 million, ahead of target

2007 GUIDANCE

•	Capital investments in the range of $17.5 billion to $17.9 billion

•	Share repurchases at similar levels as 2006 ($1.7 billion)

•	Increasing the 2007 target for MCI merger synergies to $900 million, from $825 million

Notes: Prior-period amounts have been reclassified to reflect comparable results. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Verizon’s 2006 reported results include revenues and expenses from the former MCI, Inc., subsequent to the close of the merger in January 2006. Discontinued operations include Verizon’s former directory publishing unit, which was spun-off to shareholders in the fourth quarter 2006, and the operations of Verizon Dominicana C. por A. and Telecomunicaciones de Puerto Rico Inc. (PRT) following second-quarter 2006 agreements to sell the businesses. The Verizon Dominicana sale closed in the fourth quarter 2006.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong fourth-quarter and full-year 2006 financial and operational results, capping a year in which the company’s organic growth initiatives gained momentum in wireless, consumer broadband and global enterprise markets.

For the fourth quarter 2006, Verizon reported earnings of $1.0 billion, or 35 cents per share, compared with $1.7 billion, or 59 cents per share, in the fourth quarter 2005. Fourth-quarter 2006 earnings include non-recurring charges for the recognition of taxes related to the sale of Verizon’s Dominican Republic assets and for costs related to the spin-off of Verizon’s directories publishing business.

Verizon News Release, page 3

Before these and other special items (non-GAAP), Verizon’s fourth-quarter 2006 earnings were 62 cents per share, compared with 64 cents per share before special items in the fourth-quarter 2005.

For the year, Verizon reported earnings of $6.2 billion, or $2.12 per share, compared with $7.4 billion, or $2.65 per share, in 2005. Before special items, 2006 earnings were $7.4 billion, or $2.54 per share, compared with $7.2 billion, or $2.56 per share, in 2005.

‘Long-Term Organic Growth’

“We had a strong 2006 both operationally and financially,” said Ivan Seidenberg, Verizon chairman and CEO. “We have become a leaner, more competitive and global company, with a greater percentage of our revenues from broadband and other growth initiatives.

“We enter 2007 well-positioned to continue to gain momentum. We have strengthened our balance sheet, in part through strategic transactions that have created shareholder value, and we have assembled the right team to deliver the communications, data and entertainment services that customers want.

“We are focused on execution and continued innovation in 2007. Our superior wireless, consumer broadband and global enterprise networks will differentiate us from competitors and provide Verizon with a platform for long-term, high-margin organic growth.”

Consolidated Revenue Gains

Consolidated fourth-quarter 2006 operating revenues were $22.6 billion, a 26.1 percent increase compared with the fourth quarter 2005. Full-year 2006 operating revenues were $88.1 billion, a 26.8 percent increase compared with 2005.

Consolidated fourth-quarter 2006 total operating expenses were $19.2 billion, a 29.6 percent increase compared with the fourth quarter 2005. Full-year 2006 total operating expenses

Verizon News Release, page 4

were $74.8 billion, a 31.3 percent increase compared with 2005. For 2006, Verizon’s reported results include revenues and expenses from the former MCI, subsequent to the close of the merger on Jan. 6, 2006.

Comparing fourth quarter 2006 with fourth quarter 2005 on a pro-forma (non-GAAP) basis, which presents the combined operating results of Verizon and the former MCI on a comparable basis, adjusted operating revenues increased 3.9 percent and adjusted cash expenses increased 5.4 percent. Comparing full-year 2006 with 2005 on the same basis, adjusted operating revenues increased 3.3 percent and adjusted cash expenses increased 3.0 percent.

Verizon Wireless Continues Industry-Leading Performance

Verizon Wireless remains significantly ahead of the industry with record retail net customer additions, and strong revenue growth, profitability and low churn in the fourth quarter 2006.

Verizon Wireless remains the largest U.S. wireless company in terms of total revenues, and the largest wireless data provider based on revenues, and has the most retail customers (businesses and consumers directly served by Verizon Wireless and who buy Verizon Wireless-branded service, rather than customers of the company’s resellers).

Verizon Wireless added 2.3 million net customers in the fourth quarter 2006 for a total of 59.1 million customers nationwide, a 15 percent increase in total customers from the end of the fourth quarter 2005. This was the second time in the company’s history that quarterly net customer additions exceeded the 2 million mark.

Of the company’s net customer additions in the fourth quarter, a record 2.2 million were retail, a 23.6 percent increase over the fourth quarter 2005 and almost all post-paid customers. Based on publicly available information, the company has the largest retail customer base in the industry — 56.8 million retail customers of its 59.1 million total customers (which include retail and wholesale) — and the company added 7.8 million to its retail customer base in 2006.

Verizon News Release, page 5

The company continued to set industry records for low churn. Total churn was 1.14 percent for the quarter and 1.17 percent for the year. Churn among the company’s retail post-paid customers — almost 93 percent of total customers — was even lower, at 0.89 percent for the fourth quarter and 0.91 percent for the year.

Verizon Wireless quarterly revenues topped $10 billion for the first time. Total revenues were $10.1 billion in the fourth quarter 2006, a 16.3 percent increase compared with $8.7 billion in the fourth quarter 2005 — driven by strong customer growth and demand for data services. Full-year 2006 Wireless revenues were $38.0 billion, an increase of 17.8 percent compared with 2005.

Wireless operating income margins were 25.0 percent for the fourth quarter and 25.2 percent for the year, the result of the company’s continued focus on efficiencies, even as it added record net retail customers.

Wireless EBITDA margins were 43.2 percent for the fourth quarter and 44.3 percent for the full year, an improvement of 1.1 percentage points from full-year 2005. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Strong Year of Wireline Broadband Growth

Fourth-quarter results at Wireline highlighted a year of strong customer growth in broadband markets, including video.

Verizon News Release, page 6

Verizon’s broadband fiber-to-the-premises (FTTP) network — over which customers receive FiOS Internet and FiOS TV services — passed a total of more than 6 million premises by the end of 2006. This exceeds the company’s year-end target and more than doubles the number of premises passed by year-end 2005.

Availability of FiOS TV service significantly ramped up in the fourth quarter 2006. FiOS TV was available for sale to 2.4 million premises as of year-end — nearly double the number of premises as at the end of the third quarter 2006. Verizon Telecom, which serves wireline residential and small-business customers, had 207,000 FiOS TV customers at the end of its first full year of offering the service, adding 89,000 in the fourth quarter.

As of year-end 2006, Verizon Telecom provided 7.0 million total broadband connections — which include customers of both DSL and FiOS Internet services — an increase of 35.7 percent compared with year-end 2005. In 2006, Verizon Telecom added more than 1.8 million net new broadband connections, 517,000 of which serve FiOS Internet customers. In the fourth quarter 2006, Verizon Telecom added 409,000 net broadband connections. FiOS Internet customers accounted for 165,000 of the net broadband connection additions in the fourth quarter and totaled 687,000 at year-end.

In the consumer market, new broadband and video sales have more than made up for a reduction in primary wireline voice access lines of customers who turned to wireless, cable or Internet protocol (IP) services. Verizon Telecom added 142,000 more net broadband and video customers during the fourth quarter 2006 than it lost in primary wireline voice access lines, compared with 120,000 added in the third quarter 2006. Primary residential access lines decreased by 366,000 in the fourth quarter 2006 compared with the third quarter 2006, while Verizon added 508,000 residential broadband and video customers over the same period.

Verizon News Release, page 7

At year-end 2006, Verizon served 45.1 million total domestic wireline access lines — which also include secondary residential lines, public telephones, business lines and wholesale voice connections. This is a 7.6 percent decrease compared with year-end 2005.

Continued Revenue Growth at Verizon Business

Verizon Business, which provides advanced communications and information technology solutions to large-business and government customers globally, generated sequential revenue growth for the third consecutive quarter as well as year-over-year revenue growth for the fourth quarter 2006. The company is the only major U.S.-based enterprise carrier to show such growth in that market.

Verizon Business operating revenues rose to $5.3 billion in the fourth quarter 2006. This is a 2.3 percent increase compared with the third quarter 2006, and a 2.7 percent increase compared with the fourth quarter 2005 (pro-forma).

During 2006, Verizon realized approximately $600 million in synergies from the integration of the former MCI, ahead of the company’s year-end target of $550 million. With systems integration projects well under way, Verizon has increased its 2007 MCI synergy target to $900 million, from $825 million.

Verizon Business again launched new products and capabilities during the quarter as it continued to meet the ongoing global enterprise market shift to IP-based products and services. New offerings included expansion of the company’s VoIP (voice over IP) and Ethernet capabilities internationally; cutting-edge video- and Web-based conferencing capabilities; and enhancements to its virtual private network portfolio. Verizon Business also signed an agreement with five major Asia-Pacific carriers to build the first next-generation, high-speed cable system directly linking mainland China and the United States, further highlighting the company’s global presence and growth.

Verizon News Release, page 8

Strong Cash Flows, Share Repurchases

At the consolidated level, cash flows from continuing operations were $23.0 billion in 2006, compared with $20.4 billion in 2005. Capital expenditures totaled $17.1 billion in 2006, including $1.6 billion due to the inclusion of former MCI, compared with $15.0 billion in 2005.

Verizon repurchased $1.7 billion in shares in 2006 and returned $4.7 billion in dividends to shareholders. Verizon’s total debt at the end of 2006 was $36.4 billion, compared with $38.3 billion at the end of 2005, excluding debt from discontinued operations.

Special Items Detailed

Verizon’s adjusted earnings from continuing operations (non-GAAP) exclude income from directories publishing, Verizon Dominicana and PRT, and were 52 cents per share for the fourth quarter 2006 and $2.06 per share for the full year.

Special items in the fourth quarter 2006 included $541 million, or 19 cents per share, related to the sale of Verizon Dominicana which, as previously announced, was due to the impact of taxes on reinvested earnings net of a pre-tax gain on the sale. Other special items were 3 cents per share in charges for costs related to the fourth-quarter spin-off of Verizon’s directories publishing business, and a total of 5 cents per share for severance, pension and benefits charges; MCI merger integration costs; and relocation and other costs related to establishing the Verizon Center in New Jersey. Special items in the fourth quarter 2005 included a total of 4 cents per share in net expenses for changes to management retirement benefit plans, as well as severance and relocation costs.

Verizon News Release, page 9

Special items for the full-year 2006 totaled 42 cents per share in charges, including the 27 cents per share detailed above for the fourth quarter; additional severance, pension and benefits charges, and merger integration and relocation costs in the first three quarters; the extinguishment of debt; and the cumulative effect of an accounting change.

Special items for 2005 included non-recurring gains of 12 cents per share each related to tax benefits and the sale of operations in Hawaii. These gains were partially offset by a total of 15 cents per share in charges for a net tax expense related to the repatriation of foreign earnings, as well as asset impairments and other costs.

In January 2007, the government of Venezuela issued statements expressing its intent to nationalize certain companies, including Compañía Anónima Nacional Teléfonos de Venezuela (CANTV). As a result of these statements, Verizon is evaluating the potential effect on its investment in CANTV, which is currently carried at approximately $750 million.

2007 Guidance Items

Verizon is targeting capital expenditures of from $17.5 billion to $17.9 billion in 2007. As part of that total, Wireline capital expenditures are expected in the range of $10.7 billion to $10.9 billion, and Wireless capital expenditures are expected in the range of $6.6 billion to $6.8 billion. Verizon is also targeting approximately the same level of share repurchases in 2007 as the $1.7 billion repurchased in 2006.

Earnings dilution from FiOS deployment — which, as previously announced, will be at its peak through the first quarter 2007 — is expected to be about 11 cents per share in the first quarter and then decline in each successive quarter in 2007.

Business Highlights

Following are highlights for Verizon’s Wireless and Wireline business segments.

Verizon News Release, page 10

Wireless:

•	Service revenues (which do not include taxes and regulatory fees) were $8.7 billion for the fourth quarter 2006, up 16.9 percent year-over-year. For the year, service revenues were $32.8 billion, up 16.6 percent. Total service ARPU (average revenue per user, per month) was $50.12 for the quarter and $49.80 for the full year, up 1.5 percent and 0.6 percent, respectively, compared with similar periods in 2005. Retail service ARPU was higher at $50.78 for the fourth quarter and $50.44 for the full year, an increase of 1.7 percent and 0.7 percent, respectively, compared with similar periods in 2005.

•	Cost efficiency continued to lead the industry. Cash expense per customer declined 1.3 percent for the full year, but increased slightly in the fourth quarter to $28.46 as the company added a record volume of net new retail customers.

•	For the third consecutive year, data services revenues doubled over the previous year, contributing $4.5 billion in revenues in 2006. In the fourth quarter, data revenues were 15.8 percent of all service revenues, up from 9.8 percent in the fourth quarter of 2005. Data service ARPU in the fourth quarter increased by 63 percent over the year-ago quarter. The company had 34.3 million retail data customers in December — a 44 percent increase over fourth quarter 2005.

•	The company’s continued expansion of its national 3G EV-DO high-speed data network, and a leading lineup of business and consumer devices, drove growth in revenues from data services. During the fourth quarter, Verizon Wireless extended its wireless broadband network reach to new areas in more than 30 states across the country, making it available to more than 200 million Americans. At the end of the fourth quarter, one-third of the company’s retail customers — 18.8 million — had broadband-capable devices, including phones, PDAs, BlackBerries and laptop PC cards.

•	During the fourth quarter, the company continued to roll out more broadband-capable devices. To enhance business connectivity, Verizon Wireless introduced the Sierra Wireless AirCard 595 PC card, the first EV-DO Revision A-compatible PC card for use on the Verizon Wireless network. The PC card currently is fully compatible with the company’s nationwide EV-DO and CDMA 1X networks and will enable customers, through a simple over-the-air download, to take advantage of Rev A increased speeds where the enhanced service becomes available, beginning shortly. Verizon Wireless was selected as the world’s best wireless service provider in the 2006 Reader’s Choice Best in Business Travel Awards by Business Traveler magazine.

•	For consumers, the company launched two new handsets available exclusively from Verizon Wireless: the LG enV, which offers a full QWERTY keyboard for e-mail and messaging, Bluetooth capabilities, an integrated 2.0 megapixel camera and camcorder, and multimedia features such as V CAST Music and VZ Navigator; and the LG 8600, an ultra-sleek lightweight phone with a glossy black finish that comes fully loaded with the ability to download V CAST Music, video clips and 3D games, among other features. Verizon Wireless now offers 18 music-enabled models that allow customers to browse and download from the V CAST Music store of 1.5 million songs.

Verizon News Release, page 11

•	In early January, Verizon Wireless announced that it plans to launch V CAST Mobile TV later in the first quarter of 2007. V CAST Mobile TV, expected to be the first true mobile TV service in the nation, will feature the best of broadcast and cable television with live content and other programming 24 hours a day from many of the world’s best-known entertainment brands, including CBS Mobile, Comedy Central, Fox Mobile, MTV Mobile, NBC News, NBC Entertainment and Nickelodeon.

•	Get It Now services continued to grow in popularity. During the fourth quarter, Verizon Wireless customers exchanged a total of 17.7 billion text messages — a company and industry record — and more than 353 million picture/video messages. Customers also completed more than 78 million downloads of games, ringtones, ringback tones and exclusive content.

•	In November, Verizon Wireless enhanced its Worry Free Guarantee with additional benefits for its loyal customers and those newly joining who sign up for My Account, the company’s free account management online site. In addition, Verizon Wireless became the first wireless company to introduce a declining early termination fee structure for contracts signed or renewed beginning Nov. 16, 2006.

Wireline:

•	Total Wireline operating revenues, which includes both Verizon Telecom and Verizon Business, were $12.7 billion in the fourth quarter 2006 and $50.8 billion for the year, increases of 36.1 percent and 35.0 percent, respectively, compared with fourth quarter and full-year 2005.

•	On a pro-forma basis, Wireline operating revenues decreased 3.5 percent, comparing fourth quarter 2006 with fourth quarter 2005, driven in part by a continuation of the expected declines in former MCI operations serving mass market (residential and small business) customers. This is a sequential improvement from the 4.7 percent decrease in pro-forma Wireline operating revenues, comparing third quarter 2006 with third quarter 2005.

•	Data revenues were $4.2 billion in the fourth quarter 2006, up 92.8 percent from the fourth quarter 2005 — a comparison favorably affected by the inclusion of MCI this year. For the year, data revenues of $16.1 billion were 31.6 percent of total annual Wireline revenues.

Verizon Telecom

•	FiOS Internet services are becoming increasingly available for sale in 16 states, as Verizon’s FTTP network passed more than 6 million premises by the end of the year. As previously announced, the company’s target is to pass 9 million premises by year-end 2007.

•	FiOS Internet service penetration stands at more than 14 percent across all markets, with the service available for sale to 4.8 million premises as of the end of the year. This compares with more than 7 percent market penetration at year-end 2005. In December, Verizon Telecom announced the availability of TrueSwitch service, a product that helps Internet-access customers in switching to Verizon Internet or DSL services.

Verizon News Release, page 12

•	Verizon had 207,000 FiOS TV customers at year-end, and the service was available for sale to 2.4 million premises, with almost half of the increased availability in the fourth quarter occurring in the last two weeks of the year. This represents a 9 percent market penetration rate after the company’s first full year of offering video, and FiOS TV is now offered in more than 200 cities in parts of 10 states.

•	By year-end 2006, Verizon Telecom had obtained more than 600 cable TV franchises covering more than 7 million households. In the fourth quarter, the company announced programming distribution agreements with Comcast and Rainbow Media Holdings.

•	In early January 2007, Verizon Telecom introduced a new FiOS interactive media guide and a platform that offers the company’s growing base of FiOS TV customers a myriad of multimedia applications linking television, the Internet, personal computers and phones. Both will be available in the first half of 2007.

•	Complementing the FiOS TV rollout, Verizon now has 540,000 customers who receive a Verizon DIRECTV bundle, adding 44,000 net new customers in the fourth quarter.

•	As FiOS customer growth ramped up, earnings dilution from FiOS deployment was 10 cents per share in the fourth quarter and 32 cents per share for the year.

•	Approximately 7.9 million Verizon Freedom packages were in service to mass market customers by the end of 2006, an increase from approximately 5.5 million at the end of 2005. Verizon Freedom packages, which offer local wireline services with various combinations of long-distance and Internet access, are part of a bundling strategy designed to retain retail, primary access line customers.

•	Among legacy Verizon customers (that is, excluding former MCI mass market customers), the average monthly revenue per household in the fourth quarter 2006 was $53.60, an increase of 3.6 percent compared with the fourth quarter 2005.

•	In the fourth quarter, Verizon opened pilot Verizon Experience stores in Texas and Virginia. The hi-tech stores, featuring a concierge and innovative demo bar, bring together the services offered by Verizon Wireless and Verizon Telecom, including FiOS services; Verizon One, an advanced home communications system for broadband customers; and VoiceWing, a high-quality, low-cost, Internet-based calling service.

Verizon Business

•	Pro-forma revenues from key strategic services, such as IP and managed services, grew more than 27 percent in the fourth quarter 2006, compared with the fourth quarter 2005.

Verizon News Release, page 13

•	Leading industry authorities continued to recognize the power of the company’s strategy and product portfolio during the quarter. Industry analyst firm Frost & Sullivan selected Verizon Business to receive both its 2006 North American Enterprise VoIP Services Customer Value Enhancement Award and its Customer Service Leadership Award for the North American managed services market. Verizon Business also received the 2006 Ethernet Provider of the Year Award for Market Leadership from Heavy Reading, another industry analyst firm, as well as the 2006 INTERNET TELEPHONY Excellence Award for its Hosted IP Centrex solution. Additionally, Verizon Business was named a Leader in the Gartner Magic Quadrant report for European network services providers.

•	In addition to enhancing its global VoIP capabilities during the quarter, Verizon Business expanded its Ethernet Virtual Private Line International service from the United States to six countries and territories in the Asia-Pacific region. The company also expanded its information technology support services for corporate and government customers; unveiled a new integrated online customer center portal; and extended its Remote IP Application Management service to Europe, Latin America and Asia-Pacific.

•	The company’s undersea cable initiative, called the Trans-Pacific Express, will use the latest optical technology to provide greater capacity and higher speeds to meet the dramatic increase in demand for IP, data and voice communications with the Asia-Pacific region.

•	Verizon Business continues to outpace the industry in selling strategic services, including IP, IT, Ethernet, and managed and professional services. GS1, a leading global organization dedicated to improving the efficiency and visibility of supply and demand chains globally and across sectors, has signed an agreement with Verizon Business for IP Application Hosting Services, as did Plateau Systems, a leading provider of software for developing, managing and optimizing organizational skills.

•	Multinational corporations completing new agreements with Verizon Business during the quarter included Time Warner Inc. Financial customers, including JPMorgan Chase, extended relationships with Verizon Business, while customers such as Barnes & Noble College Booksellers and Interwise continued to contribute to the success of Private IP, the fastest growing product at Verizon Business. Nearly 40 percent of Private IP customers choose a Managed Private IP solution.

•	Colonial Williamsburg, the world’s largest living history museum, selected the company’s IP multimedia content distribution platform — including reliable, high-quality streaming and downloading solutions — to enhance the way the popular Virginia vacation attraction delivers entertainment and educational packages and other services to patrons worldwide.

•	Verizon Business completed important agreements with federal customers, including the U.S. Department of Agriculture’s Forest Service and the U.S. Postal Service. In addition, through its Government and Education organization, Verizon Business reached agreements for Enhanced 911 services with the city of New York and an extension of the CALNET I contract with the state of California.

Verizon News Release, page 14

•	Verizon Business also won significant new business internationally during the quarter. This included Tandberg, a video conferencing provider that turned to Verizon Business for a Private IP solution to support its global operations. Reinforcing its prominence in the automotive sector, Verizon Business signed a new contract with leading manufacturer BMW AG, which will extend its Private IP network into Eastern Europe. Customers that have extended their relationship with Verizon Business include global beverage company Campari Group; Royal Numico, a Netherlands-based producer of nutritional products; and MCAP, Canada’s largest independent mortgage and equipment financing company.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 59 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which operates one of the most expansive wholly owned global IP networks, and Verizon Telecom, which is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. A Dow 30 company, Verizon has a diverse workforce of approximately 242,000 and last year generated consolidated operating revenues of more than $88 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Operating Revenues	$22,598	$17,927	26.1	$88,144	$69,518	26.8

Operating Expenses
Cost of services and sales	9,058	6,246	45.0	34,994	24,200	44.6
Selling, general & administrative expense	6,431	5,063	27.0	25,232	19,652	28.4
Depreciation and amortization expense	3,665	3,466	5.7	14,545	13,615	6.8
Sales of businesses, net	—	—	*	—	(530)	(100.0)

Total Operating Expenses	19,154	14,775	29.6	74,771	56,937	31.3

Operating Income	3,444	3,152	9.3	13,373	12,581	6.3
Equity in earnings of unconsolidated businesses	157	133	18.0	773	686	12.7
Other income and (expense), net	132	22	*	395	311	27.0
Interest expense	(551)	(528)	4.4	(2,349)	(2,129)	10.3
Minority interest	(1,098)	(937)	17.2	(4,038)	(3,001)	34.6

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	2,084	1,842	13.1	8,154	8,448	(3.5)
Provision for income taxes	(694)	(532)	30.5	(2,674)	(2,421)	10.5

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,390	1,310	6.1	5,480	6,027	(9.1)
Income (loss) from discontinued operations, net of tax (1)	(358)	348	*	759	1,370	(44.6)
Cumulative effect of accounting change, net of tax	—	—	*	(42)	—	*

Net Income	$1,032	$1,658	(37.8)	$6,197	$7,397	(16.2)

Basic Earnings per Common Share (2)
Income before discontinued operations and cumulative effect of accounting change	$.48	$.47	2.1	$1.88	$2.18	(13.8)
Income (loss) from discontinued operations, net of tax	(.12)	.13	*	.26	.50	(48.0)
Cumulative effect of accounting change, net of tax	—	—	*	(.01)	—	*

Net income	$.35	$.60	(41.7)	$2.13	$2.67	(20.2)

Weighted average number of common shares (in millions)	2,916	2,764		2,912	2,766

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and cumulative effect of accounting change	$.48	$.47	2.1	$1.88	$2.16	(13.0)
Income (loss) from discontinued operations, net of tax	(.12)	.12	*	.26	.49	(46.9)
Cumulative effect of accounting change, net of tax	—	—	*	(.01)	—	*

Net income	$.35	$.59	(40.7)	$2.12	$2.65	(20.0)

Weighted average number of common shares-assuming dilution (in millions)	2,919	2,816		2,938	2,817

Footnotes:

(1)	Discontinued Operations includes Verizon Information Services as well as our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(2)	EPS totals may not add due to rounding.
(3)	Diluted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $31 million for the year-to-date 2006, and $17 million and $60 million for the fourth quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Operating Revenues (1)
Wireline	$12,733	$9,359	36.1	$50,794	$37,616	35.0
Domestic Wireless	10,099	8,686	16.3	38,043	32,301	17.8
Other	(234)	(118)	98.3	(693)	(579)	19.7

Total Operating Revenues	22,598	17,927	26.1	88,144	69,338	27.1

Operating Expenses (1)
Cost of services and sales	9,039	6,246	44.7	34,969	24,129	44.9
Selling, general & administrative expense	6,238	4,860	28.4	24,416	19,341	26.2
Depreciation and amortization expense	3,665	3,466	5.7	14,545	13,615	6.8

Total Operating Expenses	18,942	14,572	30.0	73,930	57,085	29.5

Operating Income	3,656	3,355	9.0	14,214	12,253	16.0
Operating income impact of operations sold (1)	—	—	*	—	62	(100.0)
Equity in earnings of unconsolidated businesses	157	133	18.0	773	686	12.7
Other income and (expense), net	132	26	*	395	325	21.5
Interest expense	(551)	(528)	4.4	(2,323)	(2,129)	9.1
Minority interest	(1,098)	(937)	17.2	(4,038)	(3,001)	34.6

Income Before Provision for Income Taxes and Discontinued Operations	2,296	2,049	12.1	9,021	8,196	10.1
Provision for income taxes	(774)	(618)	25.2	(3,000)	(2,415)	24.2

Income Before Discontinued Operations	1,522	1,431	6.4	6,021	5,781	4.2
Income from discontinued operations, net of tax (2)	284	348	(18.4)	1,398	1,370	2.0

Net Income Before Special Items	$1,806	$1,779	1.5	$7,419	$7,151	3.7

Basic Adjusted Earnings per Common Share (3)
Income before discontinued operations	$.52	$.52	—	$2.07	$2.09	(1.0)
Income from discontinued operations, net of tax	.10	.13	(23.1)	.48	.50	(4.0)

Net income	$.62	$.64	(3.1)	$2.55	$2.59	(1.5)

Weighted average number of common shares (in millions)	2,916	2,764		2,912	2,766

Diluted Adjusted Earnings per Common Share (3) (4)
Income before discontinued operations	$.52	$.51	2.0	$2.06	$2.07	(0.5)
Income from discontinued operations, net of tax	.10	.12	(16.7)	.48	.49	(2.0)

Net income	$.62	$.64	(3.1)	$2.54	$2.56	(0.8)

Weighted average number of common shares-assuming dilution (in millions)	2,919	2,816		2,938	2,817

Footnotes: (1) Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results, primarily to exclude Wireline access lines sold, as follows:

Revenues	$—	$—		$—	$180

Expenses	$—	$—		$—	$118

(2)	Discontinued Operations includes Verizon Information Services as well as our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(3)	EPS totals may not add due to rounding.
(4)	Diluted Adjusted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $31 million for the year-to-date 2006, and $17 million and $60 million for the fourth quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

	3 Mos. Ended 12/31/06 Reported (GAAP)	Special and Non-Recurring Items					3 Mos. Ended 12/31/06 Before Special Items
Unaudited		Merger Integration Costs	Verizon Center Relocation, Net	Severance, Pension and Benefits Charges	Loss on Sale of Verizon Dominicana	Idearc Spin-Off Related Charges
Operating Revenues	$22,598	$—	$—	$—	$—	$—	$22,598

Operating Expenses
Cost of services and sales	9,058	(19)	—	—	—	—	9,039
Selling, general & administrative expense	6,431	(56)	(46)	(91)	—	—	6,238
Depreciation and amortization expense	3,665	—	—	—	—	—	3,665

Total Operating Expenses	19,154	(75)	(46)	(91)	—	—	18,942

Operating Income	3,444	75	46	91	—	—	3,656
Equity in earnings of unconsolidated businesses	157	—	—	—	—	—	157
Other income and (expense), net	132	—	—	—	—	—	132
Interest expense	(551)	—	—	—	—	—	(551)
Minority interest	(1,098)	—	—	—	—	—	(1,098)

Income Before Provision for Income Taxes and Discontinued Operations	2,084	75	46	91	—	—	2,296
Provision for income taxes	(694)	(28)	(16)	(36)	—	—	(774)

Income Before Discontinued Operations	1,390	47	30	55	—	—	1,522
Income (loss) from discontinued operations, net of tax	(358)	—	—	—	541	101	284

Net Income	$1,032	$47	$30	$55	$541	$101	$1,806

Basic Earnings per Common Share (1)
Income before discontinued operations	$.48	$.02	$.01	$.02	$—	$—	$.52
Income (loss) from discontinued operations, net of tax	(.12)	—	—	—	.19	.03	.10

Net income	$.35	$.02	$.01	$.02	$.19	$.03	$.62
Diluted Earnings per Common Share (1)
Income before discontinued operations	$.48	$.02	$.01	$.02	$—	$—	$.52
Income (loss) from discontinued operations, net of tax	(.12)	—	—	—	.19	.03	.10

Net income	$.35	$.02	$.01	$.02	$.19	$.03	$.62

	3 Mos. Ended 12/31/05 Reported (GAAP)	Special and Non-Recurring Items					3 Mos. Ended 12/31/05 Before Special Items
Unaudited		Verizon Center Relocation, Net	Pension and Benefit Charges	Severance	Other Special Items	Tax on Repatriated Earnings
Operating Revenues	$17,927	$—	$—	$—	$—	$—	$17,927

Operating Expenses
Cost of services and sales	6,246	—	—	—	—	—	6,246
Selling, general & administrative expense	5,063	(46)	(98)	(59)	—	—	4,860
Depreciation and amortization expense	3,466	—	—	—	—	—	3,466

Total Operating Expenses	14,775	(46)	(98)	(59)	—	—	14,572

Operating Income	3,152	46	98	59	—	—	3,355
Equity in earnings of unconsolidated businesses	133	—	—	—	—	—	133
Other income and (expense), net	22	—	—	—	4	—	26
Interest expense	(528)	—	—	—	—	—	(528)
Minority interest	(937)	—	—	—	—	—	(937)

Income Before Provision for Income Taxes and Discontinued Operations	1,842	46	98	59	4	—	2,049
Provision for income taxes	(532)	(17)	(39)	(23)	(2)	(5)	(618)

Income Before Discontinued Operations	1,310	29	59	36	2	(5)	1,431
Income from discontinued operations, net of tax	348	—	—	—	—	—	348

Net Income	$1,658	$29	$59	$36	$2	$(5)	$1,779

Basic Earnings per Common Share (1)
Income before discontinued operations	$.47	$.01	$.02	$.01	$—	$—	$.52
Income from discontinued operations, net of tax	.13	—	—	—	—	—	.13

Net income	$.60	$.01	$.02	$.01	$—	$—	$.64

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.47	$.01	$.02	$.01	$—	$—	$.51
Income from discontinued operations, net of tax	.12	—	—	—	—	—	.12

Net income	$.59	$.01	$.02	$.01	$—	$—	$.64

Footnote:

(1)	EPS totals may not add due to rounding.

Note:   See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

	12 Mos. Ended 12/31/06 Reported (GAAP)	Special and Non-Recurring Items							12 Mos. Ended 12/31/06 Before Special Items
Unaudited		Extinguishment of Debt	Impact of Accounting for Share Based Payments	Merger Integration Costs	Verizon Center Relocation, Net	Severance, Pension and Benefits Charges	Loss on Sale of Verizon Dominicana	Idearc Spin-Off Related Charges
Operating Revenues	$88,144	$—	$—	$—	$—	$—	$—	$—	$88,144

Operating Expenses
Cost of services and sales	34,994	—	—	(25)	—	—	—	—	34,969
Selling, general & administrative expense	25,232	—	—	(207)	(184)	(425)	—	—	24,416
Depreciation and amortization expense	14,545	—	—	—	—	—	—	—	14,545

Total Operating Expenses	74,771	—	—	(232)	(184)	(425)	—	—	73,930

Operating Income	13,373	—	—	232	184	425	—	—	14,214
Equity in earnings of unconsolidated businesses	773	—	—	—	—	—	—	—	773
Other income and (expense), net	395	—	—	—	—	—	—	—	395
Interest expense	(2,349)	26	—	—	—	—	—	—	(2,323)
Minority interest	(4,038)	—	—	—	—	—	—	—	(4,038)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	8,154	26	—	232	184	425	—	—	9,021
Provision for income taxes	(2,674)	(10)	—	(86)	(66)	(164)	—	—	(3,000)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	5,480	16	—	146	118	261	—	—	6,021
Income from discontinued operations, net of tax	759	—	—	—	—	(3)	541	101	1,398
Cumulative effect of accounting change, net of tax	(42)	—	42	—	—	—	—	—	—

Net Income	$6,197	$16	$42	$146	$118	$258	$541	$101	$7,419

Basic Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.88	$.01	$—	$.05	$.04	$.09	$—	$—	$2.07
Income from discontinued operations, net of tax	.26	—	—	—	—	—	.19	.03	.48
Cumulative effect of accounting change, net of tax	(.01)	—	.01	—	—	—	—	—	—

Net income	$2.13	$.01	$.01	$.05	$.04	$.09	$.19	$.03	$2.55
Diluted Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.88	$.01	$—	$.05	$.04	$.09	$—	$—	$2.06
Income from discontinued operations, net of tax	.26	—	—	—	—	—	.18	.03	.48
Cumulative effect of accounting change, net of tax	(.01)	—	.01	—	—	—	—	—	—

Net income	$2.12	$.01	$.01	$.05	$.04	$.09	$.18	$.03	$2.54

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/05 Reported (GAAP)	Sales of Businesses, Net	Impact of Operations Sold	Verizon Center Relocation, Net	Lease Impairment and Other Special Items	Tax Benefits	Tax on Repatriated Earnings	Pension and Benefit Charges	Severance	12 Mos. Ended 12/31/05 Before Special Items
Operating Revenues	$69,518	$—	$(180)	$—	$—	$—	$—	$—	$—	$69,338

Operating Expenses
Cost of services and sales	24,200	—	(71)	—	—	—	—	—	—	24,129
Selling, general & administrative expense	19,652	—	(47)	18	(125)	—	—	(98)	(59)	19,341
Depreciation and amortization expense	13,615	—	—	—	—	—	—	—	—	13,615
Sales of businesses, net	(530)	530	—	—	—	—	—	—	—	—

Total Operating Expenses	56,937	530	(118)	18	(125)	—	—	(98)	(59)	57,085

Operating Income	12,581	(530)	(62)	(18)	125	—	—	98	59	12,253
Operating income impact of operations sold	—	—	62	—	—	—	—	—	—	62
Equity in earnings of unconsolidated businesses	686	—	—	—	—	—	—	—	—	686
Other income and (expense), net	311	—	—	—	14	—	—	—	—	325
Interest expense	(2,129)	—	—	—	—	—	—	—	—	(2,129)
Minority interest	(3,001)	—	—	—	—	—	—	—	—	(3,001)

Income Before Provision for Income Taxes and Discontinued Operations	8,448	(530)	—	(18)	139	—	—	98	59	8,196
Provision for income taxes	(2,421)	194	—	10	(6)	(336)	206	(39)	(23)	(2,415)

Income Before Discontinued Operations	6,027	(336)	—	(8)	133	(336)	206	59	36	5,781
Income from discontinued operations, net of tax	1,370	—	—	—	—	—	—	—	—	1,370

Net Income	$7,397	$(336)	$—	$(8)	$133	$(336)	$206	$59	$36	$7,151

Basic Earnings per Common Share (1)
Income before discontinued operations	$2.18	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.09
Income from discontinued operations, net of tax	.50	—	—	—	—	—	—	—	—	.50

Net income	$2.67	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.59

Diluted Earnings per Common Share (1)
Income before discontinued operations	$2.16	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.07
Income from discontinued operations, net of tax	.49	—	—	—	—	—	—	—	—	.49

Net income	$2.65	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.56

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	12/31/06	12/31/05
Debt to debt and shareowners’ equity ratio-end of period	43.1%	49.1%

Book value per common share	$16.48	$14.36

Common shares outstanding (in millions)
End of year	2,912	2,763

Total employees (1)	242,330	206,036

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05
Capital expenditures (including capitalized software)
Wireline	$2,915	$2,051	$10,259	$8,267
Domestic Wireless	1,817	1,522	6,618	6,484
Other	91	81	224	213

Total	$4,823	$3,654	$17,101	$14,964

Cash dividends declared per common share	$.405	$.405	$1.62	$1.62

Footnote:

(1)	Prior period has been reclassified to reflect comparable amount.

Verizon Communications Inc.

Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/06	12/31/05	$ Change
Assets
Current assets
Cash and cash equivalents	$3,219	$760	$2,459
Short-term investments	2,434	2,146	288
Accounts receivable, net	10,891	8,534	2,357
Inventories	1,514	1,522	(8)
Assets held for sale	2,592	4,233	(1,641)
Prepaid expenses and other	1,888	2,125	(237)

Total current assets	22,538	19,320	3,218

Plant, property and equipment	204,109	187,761	16,348
Less accumulated depreciation	121,753	114,774	6,979

	82,356	72,987	9,369

Investments in unconsolidated businesses	4,868	4,602	266
Wireless licenses	50,959	47,781	3,178
Goodwill	5,655	315	5,340
Other intangible assets, net	5,140	4,068	1,072
Other assets	17,288	19,057	(1,769)

Total Assets	$188,804	$168,130	$20,674

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$7,715	$6,688	$1,027
Accounts payable and accrued liabilities	14,320	11,747	2,573
Liabilities related to assets held for sale	2,154	2,870	(716)
Other	8,091	5,395	2,696

Total current liabilities	32,280	26,700	5,580

Long-term debt	28,646	31,569	(2,923)
Employee benefit obligations	30,779	17,693	13,086
Deferred income taxes	16,804	22,831	(6,027)
Other liabilities	3,957	3,224	733

Minority interest	28,337	26,433	1,904

Shareowners’ investment
Common stock	297	277	20
Contributed capital	40,124	25,369	14,755
Reinvested earnings	17,324	15,905	1,419
Accumulated other comprehensive loss	(8,064)	(1,783)	(6,281)
Common stock in treasury, at cost	(1,871)	(353)	(1,518)
Deferred compensation - employee stock ownership plans and other	191	265	(74)

Total shareowners’ investment	48,001	39,680	8,321

Total Liabilities and Shareowners’ Investment	$188,804	$168,130	$20,674

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	$ Change
Cash Flows From Operating Activities
Net Income	$6,197	$7,397	$(1,200)
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	14,545	13,615	930
Sales of businesses, net	—	(530)	530
Loss on sale of discontinued operations	541	—	541
Employee retirement benefits	1,923	1,695	228
Deferred income taxes	(252)	(1,093)	841
Provision for uncollectible accounts	1,034	1,076	(42)
Equity in earnings of unconsolidated businesses	(773)	(686)	(87)
Cumulative effect of accounting change, net of tax	42	—	42
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,635)	(2,099)	464
Other, net	1,408	1,069	339

Net cash provided by operating activities - continuing operations	23,030	20,444	2,586
Net cash provided by operating activities - discontinued operations	1,076	1,581	(505)

Net cash provided by operating activities	24,106	22,025	2,081

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(17,101)	(14,964)	(2,137)
Acquisitions, net of cash acquired, and investments	(1,422)	(4,684)	3,262
Proceeds from disposition of businesses	—	999	(999)
Net change in short-term investments	290	(346)	636
Other, net	811	532	279

Net cash used in investing activities - continuing operations	(17,422)	(18,463)	1,041
Net cash used in investing activities - discontinued operations	1,806	(29)	1,835

Net cash used in investing activities	(15,616)	(18,492)	2,876

Cash Flows From Financing Activities
Proceeds from long-term borrowings	3,983	1,487	2,496
Repayments of long-term borrowings and capital lease obligations	(11,233)	(3,825)	(7,408)
Increase in short-term obligations, excluding current maturities	7,944	2,098	5,846
Dividends paid	(4,719)	(4,427)	(292)
Proceeds from sale of common stock	174	37	137
Purchase of common stock for treasury	(1,700)	(271)	(1,429)
Other, net	(201)	(57)	(144)

Net cash used in financing activities - continuing operations	(5,752)	(4,958)	(794)
Net cash used in financing activities - discontinued operations	(279)	(76)	(203)

Net cash used in financing activities	(6,031)	(5,034)	(997)

Increase (decrease) in cash and cash equivalents	2,459	(1,501)	3,960
Cash and cash equivalents, beginning of period	760	2,261	(1,501)

Cash and cash equivalents, end of period	$3,219	$760	$2,459

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,514	$5,070	8.8	$22,528	$20,446	10.2
Wholesale	2,061	2,268	(9.1)	8,323	9,075	(8.3)
Other	580	708	(18.1)	2,408	2,593	(7.1)
Verizon Business
Enterprise Business	3,661	1,497	144.6	13,999	6,018	132.6
Wholesale	866	347	149.6	3,381	1,376	145.7
International and Other	792	—	*	3,110	—	*
Eliminations	(741)	(531)	39.5	(2,955)	(1,892)	56.2

Total Operating Revenues	$12,733	$9,359	36.1	$50,794	$37,616	35.0

Operating Expenses
Cost of services and sales	6,196	3,971	56.0	24,522	15,604	57.2
Selling, general & administrative expense	2,974	2,131	39.6	12,116	8,419	43.9
Depreciation and amortization expense	2,426	2,219	9.3	9,590	8,801	9.0

Total Operating Expenses	$11,596	8,321	39.4	$46,228	$32,824	40.8

Operating Income	$1,137	$1,038	9.5	$4,566	$4,792	(4.7)
Operating Income Margin	8.9%	11.1%		9.0%	12.7%

Segment Income	$434	$406	6.9	$1,634	$1,906	(14.3)

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	12/31/06	12/31/05	% Change
Switched access lines in service* (000)
Residence	27,797	30,902	(10.0)
Business	16,938	17,509	(3.3)
Public	344	392	(12.2)

Total	45,079	48,803	(7.6)

Wholesale voice connections** (000)	3,474	5,518	(37.0)
Broadband connections (000)	6,982	5,144	35.7

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
High capacity and digital data revenues ($ in millions)***
Data transport	$3,881	$1,970	97.0	$14,973	$7,660	95.5
Data solutions	343	221	55.2	1,095	829	32.1

Total revenues	$4,224	$2,191	92.8	$16,068	$8,489	89.3

Footnotes:

*	Includes former MCI In-Franchise retail lines in 2006.

**	Resale and UNE-P lines, including lines covered under commercial agreements. Wholesale voice connections in 2006 exclude in-region UNE-P lines purchased by former MCI entities as retail lines.

***	High capacity and digital data revenues for the year ended December 31, 2006 exclude approximately $96 million, attributable to amounts earned by the former MCI prior to the completion of the merger with Verizon.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Revenues
Service revenues	$8,682	$7,430	16.9	$32,796	$28,131	16.6
Equipment and other	1,417	1,256	12.8	5,247	4,170	25.8

Total Revenues	$10,099	$8,686	16.3	$38,043	$32,301	17.8

Operating Expenses
Cost of services and sales	3,144	2,494	26.1	11,491	9,393	22.3
Selling, general & administrative expense	3,202	2,717	17.9	12,039	10,768	11.8
Depreciation and amortization expense	1,229	1,236	(0.6)	4,913	4,760	3.2

Total Operating Expenses	$7,575	$6,447	17.5	$28,443	$24,921	14.1

Operating Income	$2,524	$2,239	12.7	$9,600	$7,380	30.1
Operating Income Margin	25.0%	25.8%		25.2%	22.8%

Segment Income	$812	$695	16.8	$2,976	$2,219	34.1

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	12/31/06	12/31/05	% Change
Subscribers (000)	59,052	51,337	15.0
Penetration	23.1%	20.5%

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Subscriber net adds in period (1) (000)	2,305	2,046	12.7	7,715	7,521	2.6
Total churn rate, including prepaid	1.1%	1.2%		1.2%	1.3%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisition of 17,000 and 7,000 customers in the first and second quarters of 2006, respectively; and 32,000, 4,000, 11,000 and 11,000 customers in the first, second, third and fourth quarters of 2005, respectively.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/06	12 Mos. Ended 12/31/06
EBITDA - Verizon Wireless
Segment income:
Wireline	$434	$1,634
Verizon Wireless	812	2,976

Total segments	1,246	4,610
Corporate and other	(214)	1,587

Consolidated net income	$1,032	$6,197

Verizon Wireless EBITDA
Segment income	$812	$2,976
Add/subtract non-operating items:
Provision for income taxes	517	2,157
Minority interest	1,098	4,038
Interest expense	106	452
Other income/(expense), net	(3)	(4)
Equity in earnings of unconsolidated businesses	(6)	(19)

Operating income	2,524	9,600
Add depreciation and amortization expense	1,229	4,913

Verizon Wireless EBITDA	$3,753	$14,513

Verizon Wireless total revenues	$10,099	$38,043

Verizon Wireless service revenues	$8,682	$32,796

Verizon Wireless operating income margin	25.0%	25.2%

Verizon Wireless EBITDA margin	43.2%	44.3%

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$3,144	$2,494	$11,491	$9,393
Domestic Wireless Selling, General & Administrative Expense	3,202	2,717	12,039	10,768
Less Equipment and Other Revenue	(1,417)	(1,256)	(5,247)	(4,170)

Cash Expense	$4,929	$3,955	$18,283	$15,991
Cumulative average subscribers (millions)	173.19	150.55	658.61	568.47

Cash Expense Per Subscriber	$28.46	$26.27	$27.76	$28.13

Verizon Communications Inc.

Other Reconciliations

Unaudited

(dollars in millions)

TOTAL VERIZON	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05
Reported Revenue	$22,598	$17,927	$88,144	$69,518
Adjustments (see Consolidated Statements of Income - Reconciliations)	—	—	—	(180)

Adjusted Revenue	$22,598	$17,927	$88,144	$69,338

Pro forma adjustments (1)		3,828	227	16,221

Pro forma Adjusted Revenue		$21,755	$88,371	$85,559

Reported Operating Income	$3,444	$3,152	$13,373	$12,581
Adjustments (see Consolidated Statements of Income - Reconciliations)	212	203	841	(328)

Adjusted Operating Income	$3,656	$3,355	$14,214	$12,253

Pro forma adjustments (1)		143	(13)	647

Pro forma Adjusted Operating Income		$3,498	$14,201	$12,900

Reported Operating Income Margin	15.2%	17.6%	15.2%	18.1%
Pro forma Adjusted Operating Income Margin		16.1%		15.1%

Cash Expense

Unaudited

(dollars in millions)

TOTAL VERIZON	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05
Reported Operating Expenses	$19,154	$14,775	74,771	56,937
Less Adjustments (see Consolidated Statements of Income - Reconciliations)	(212)	(203)	(841)	148
Less Depreciation and Amortization	(3,665)	(3,466)	(14,545)	(13,615)

Adjusted Cash Operating Expenses	$15,277	$11,106	$59,385	$43,470

Pro forma adjustments (1)		$3,390	$220	$14,394

Pro forma Adjusted Cash Operating Expenses		$14,496	$59,605	$57,864

(1)	For the three months ended December 31, 2005 and the year ended December 31, 2006 and 2005, the unaudited pro forma adjusted information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date (January 6, 2006) adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.

Verizon Communications Inc.

Other Reconciliations

Unaudited

(dollars in millions)

	4Q’06 Before Special Items	4Q’05 Before Special Items	Pro Forma Adjustments (1)	4Q’05 Pro Forma Before Special Items
Total Wireline Operating Revenues	$12,733	$9,359	$3,840	$13,199

	3Q’06 Before Special Items	3Q’05 Before Special Items	Pro Forma Adjustments (1)	3Q’05 Pro Forma Before Special Items
	$12,797	$9,445	$3,982	$13,427

Wireline Pro Forma Strategic Services

(dollars in millions)

	4Q’06 Before Special Items	3Q’06 Before Special Items	4Q’05 Before Special Items	Pro Forma Adjustments (1)	4Q’05 Pro Forma Before Special Items
Strategic Services Revenue (2)	$1,132	$1,053	$148	$741	$889
All Other Verizon Business Revenues	4,187	4,148	1,696	2,594	4,290

Verizon Business Revenues	$5,319	$5,201	$1,844	$3,335	$5,179

Cash Expense

(dollars in millions)

Wireline (Adjusted)	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05
Wireline Operating Expenses	$11,596	$8,321
Less: Depreciation and Amortization	(2,426)	(2,219)

Cash Operating Expenses	$9,170	$6,102

Pro forma adjustments (1)		$3,402

Pro forma Cash Operating Expenses		$9,504

(1)	For the three months ended December 31, 2005, the unaudited pro forma adjusted information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date (January 6, 2006) adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.
(2)	Private IP, IP VPN, Security, Managed Network Data, Hosting, Ethernet and Ring Services; excludes Dial-up.